Exhibit 19(c)
Company Securities Issuance and Repurchase Policy
1. Purpose
This Policy establishes requirements and restrictions applicable to transactions involving Wells Fargo securities by a Wells Fargo Issuer for such issuer’s own account.

2. Scope
This Policy applies to transactions, such as issuances and repurchases, involving Wells Fargo securities that are executed directly by a Wells Fargo Issuer or indirectly at the issuer’s direction for such issuer’s own account.
Requirements and restrictions applicable to transactions involving Wells Fargo securities by directors and certain employees of Wells Fargo & Company for such individuals’ own respective account can be found in Wells Fargo’s Insider Trading Activity Policy.

3. Summary
To promote compliance with insider trading laws and regulations and avoid the appearance of impropriety, each Wells Fargo Issuer is prohibited from executing transactions, directly or indirectly, involving a Wells Fargo security for such issuer’s own account on the basis of material nonpublic information (MNPI) regarding such Wells Fargo security. Accordingly, each Wells Fargo Issuer must observe:
•Applicable freeze periods; and
•Applicable processes to confirm Wells Fargo is not in possession of MNPI regarding a Wells Fargo security prior to executing a transaction involving that security for such issuer’s own account.

4. Freeze Periods
4.1 Quarterly Freeze Periods
Each Wells Fargo Issuer must not execute transactions involving Wells Fargo securities for such issuer’s own account during quarterly freeze periods related to the public release of Wells Fargo & Company’s earnings results. Such quarterly freeze periods shall be determined from time-to-time by Wells Fargo & Company.
4.2 Event-Specific Freeze Periods
Periodically, as a result of certain events or developments, a Wells Fargo Issuer may be subject to an event-specific freeze period during which time such issuer must not execute transactions involving Wells Fargo securities for such issuer’s own account. Any event-specific freeze period shall be established from time-to-time by Wells Fargo & Company.
4.3 Freeze Period Exceptions
In limited circumstances and on a case-by-case basis, Wells Fargo’s general counsel or corporate secretary (or their respective designees) may approve an exception to a freeze period transaction restriction. In deciding whether to approve an exception, Wells Fargo’s general counsel or corporate secretary (or their respective designees) would consider, among other things, whether the proposed transaction would be made on the basis of MNPI.
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4.4 Trading Plans
The prohibition on executing transactions involving Wells Fargo securities during a freeze period does not apply to transactions executed pursuant to a trading plan that complies with U.S. securities law requirements and has been previously approved by Wells Fargo’s general counsel or corporate secretary (or their respective designees). The freeze period transaction restriction does apply, however, to any adoption, modification, or termination of such a trading plan.

5. Processes to Confirm No MNPI
Each Wells Fargo Issuer must observe applicable processes established by the business units that direct the execution of the transactions subject to this Policy to confirm that Wells Fargo is not in possession of MNPI regarding a Wells Fargo security prior to executing a transaction involving that security for such issuer’s own account. Such business units shall consult with the Legal Department in connection with establishing or modifying such processes.

6. Managing This Policy
Finance Risk Management owns and is responsible for monitoring adherence to this Policy.

Appendix 1: Glossary

Material
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision or if the information would have been viewed by the reasonable investor as having significantly altered the total mix of information available to the investor.

Nonpublic Information
Any information that has not been distributed in a manner that makes it available to investors generally.
Wells Fargo
Wells Fargo & Company and subsidiaries on a consolidated basis.

Wells Fargo Issuer
Each of Wells Fargo & Company, Wells Fargo Bank, N.A., and Wells Fargo Finance, LLC is a “Wells Fargo Issuer.”

Wells Fargo Securities
Wells Fargo securities include any securities issued or guaranteed by a Wells Fargo Issuer, as well as derivatives of those securities (whether or not such derivatives were issued by a Wells Fargo Issuer).

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